                                EXHIBIT 99.3

                      OLD KENT FINANCIAL CORPORATION

FINANCIAL REVIEW

This financial review presents management's discussion and analysis of financial condition and results of operations. It should be read in conjunction with the Consolidated Financial Statements in Exhibit 99.1 and the five year summary of selected financial data in Exhibit 99.2. As discussed in Note 2 to the Consolidated Financial Statements, Old Kent Financial Corporation
("Old Kent" or the "Corporation") completed the mergers of CFSB Bancorp, Inc., on July 9, 1999, Pinnacle Banc Group, Inc., on September 3, 1999, Merchants Bancorp, Inc., on February 11, 2000 and Grand Premier Financial, Inc., on April 1, 2000. These mergers were accounted for as poolings-of-interests and all financial statements have been adjusted to reflect these business combinations.

OVERVIEW

Net income was $279.1 million for 1999, the forty-first consecutive year of increased per share earnings and dividends in Old Kent's history. This represented an $18.0 million increase over net income of $261.1 million for 1998. Diluted net income per common share was $1.98 for 1999, up by 10.6% over the $1.79 of diluted net income per share for 1998. Diluted net income per common share has increased at an annual compound rate of 9.8% over the past five years.

During the third quarter of 1999, Old Kent recognized $17.6 million of after-tax, merger-related charges which had the effect of reducing diluted earnings per share by $.13. In addition, during the fourth quarter of 1998, Old Kent recognized $19.7 million of after-tax, merger-related charges which had the effect of reducing diluted earnings per share by $.13. Excluding these merger charges for both years, diluted earnings per share was $2.11 for 1999, or 9.9% better than the $1.92 of diluted per share earnings for 1998. For the year ended December 31, 1999, operating net income was $296.7 million, 5.7% more than operating net income of $280.8 million for 1998. Excluding a large one-time gain on the sale of the Corporation's credit card portfolio included in the 1997 results, the 1998 diluted earnings per share of $1.92 represents a 26.3% increase.

Effective with the fourth quarter of 1999, the quarterly cash dividend rate on common stock was increased to $.21 per share. The new annualized rate of $.84 per share is 15.8% greater than the rate paid in the fourth quarter of 1998 and includes the effect of a five percent stock dividend paid on July 19, 1999 and a five percent stock dividend paid on July 14, 2000. Old Kent has paid increased cash dividends each year since its formation as a holding company in 1972. The compound annual growth rate for the Corporation's per share dividend payment for the last five years is 11.7%. The dividend payout ratio has averaged 37.1% over that same period.

Old Kent's corporate culture is geared toward maximizing shareholder value. The information appearing below compares the performance of Old Kent Common Stock with the S&P 500 and the KBW 50 indexes. The total return, as shown, is measured using both stock price appreciation and the effect of reinvestment of cash dividends paid. The S&P 500 index includes the performance of five hundred individual stocks selected by Standard & Poor's Corporation to be a representative indicator of a broad base of industries whose stocks are traded and available to the investing public. The KBW 50 index is based upon the stock performance of 50 large financial services companies selected by Keefe, Bruyette, and Woods, Inc., specialists in the financial services industry. The total return of the KBW 50 index is calculated in the same manner as the S&P 500 index. Old Kent is included in both the S&P 500 and KBW 50 indexes. The table displays the December 31, 1999 value of an initial $100 investment in Old Kent Common Stock made one, five and ten years prior to the year-end 1999 date (with dividends reinvested). The table indicates that the total return on an investment in Old Kent Common Stock surpassed that of the S & P 500 and KBW 50 for the ten year period, was approximately the same as both indexes for the five year period, and was below both indexes for the year 1999.

                       DECEMBER 31, 1999 VALUE OF A   EQUIVALENT COMPOUND
                           $100 INVESTMENT MADE      ANNUAL RATE OF RETURN
                       ----------------------------- -----------------------
                       1 YR AGO 5 YRS AGO 10 YRS AGO 1 YEAR   5 YEAR 10 YEAR
                       -------- --------- ---------- ------   ------ -------
Old Kent Common Stock   $ 81.4   $339.7     $664.8   (18.6%)   27.7%  20.9%
S&P 500 Index           $121.1   $351.1     $532.8    21.1%    28.6%  18.2%
KBW 50 Index            $ 96.5   $346.2     $502.2    (3.5%)   28.2%  17.5%

The Corporation's return on average total equity in 1999 was 18.5%, compared to an equity return of 16.6% for 1998. Old Kent's return on equity has averaged 15.7% over the past five years. Old Kent's return on average assets was 1.36% for 1999 compared to 1.29% for 1998, and has averaged 1.3% over the last five years.

Steady annual earnings increases have been attributable to balance sheet growth and to increases in non-interest income. Total average interest-earning assets increased by $273 million, or 1.5%, in 1999 and by $573 million, or 3.2%, in 1998. Over the last five years, total average interest-earning assets have increased at a compound annual growth rate of 4.6%. Interest-earning assets primarily consist of securities (including those classified as available-for-sale and those classified as held-to-maturity) and loans. Average securities decreased by $533 million, or 11%, in 1999. This decrease was primarily the result of Old Kent's liquidation of securities to fund growth in loans, which averaged $12.7 billion in 1999 compared to $11.7 billion in 1998. This represented an increase of $960 million, or 8.2% more than the average for 1998. During 1998, the Corporation took measures to reduce credit risk by exiting certain marginal commercial relationships as well as by reducing certain consumer loan portfolio components having higher credit risk, which management believed would have negatively impacted the Corporation's future profitability. These actions combined with continued stringent credit underwriting policies, and a generally favorable economy had a positive impact on 1999 performance.

  BUSINESS OF THE CORPORATION

Old Kent is a financial services organization which operates as a bank holding company. The services offered by Old Kent's subsidiaries cover a wide range of banking, fiduciary and other financial services. These include commercial, mortgage, and retail loans, business and personal checking accounts, savings and retirement accounts, time deposit instruments, ATMs, debit cards and other electronically accessed banking services, money transfer services, safe deposit facilities, cash management, real estate and lease financing, international banking services, investment management and trust services, personal investment and related advisory services, brokerage and investment advisory services, and access to insurance products.

The principal sources of revenues for Old Kent are interest and fees on loans, principally originated by the Corporate Banking, Retail Banking, Community Banking and Mortgage Banking lines of business. Interest and fees on loans accounted for 56% of total revenues in 1999, 55% in 1998 and 59% in 1997. Approximately 61% of deposits and 71% of total loans at December 31, 1999, were associated with these business lines serving the lower peninsula of the State of Michigan, excluding the Mortgage Banking line of business which operates
147 offices in 32 states.

Interest on securities, attributable to the Treasury line of business, is also a significant source of revenue, accounting for 14% of total revenues in 1999, 17% in 1998, and 19% in 1997.

Investment and Insurance Services generates revenues primarily from fees and commissions on various investment products within investment management and trust, brokerage and insurance activities. These accounted for 5.8%, 5.2%, and 4.5% of total revenues in 1999, 1998, and 1997 respectively. This business line primarily services customers in the lower peninsula of the State of Michigan.

Old Kent has had no foreign loans or hedge fund investments at any time during the last five years. The foreign activities of the Corporation primarily involve time deposits with banks, and placements and exchange transactions for domestic customers of the banks. These activities were not material to the Corporation's financial condition or results of operations.

  LINE OF BUSINESS MANAGEMENT APPROACH

Old Kent's primary business activities are administered under a "line of business" management approach. Under this approach, key executives of the Corporation are individually responsible for optimizing operating results in each of their respective "lines." For the years 1999 and 1998, Old Kent has identified these lines as follows:

LINE                       OLD KENT EXECUTIVE  PRIMARY BUSINESS ACTIVITIES
-------------------------------------------------------------------------------------------
Corporate Banking         Daniel W. Terpsma    Credit, cash management, and international
                                               services for corporate customers
Retail Banking            David C. Schneider   Retail deposits, retail delivery, consumer
                                               lending, leasing and small business banking
Community Banking         Michelle L. Van Dyke Loans, deposits and other services for all customers and small businesses in smaller
                                               communities
Investment and Insurance  Kenneth C. Krei      Asset management, employee benefit programs,
Services                                       mutual funds, trust services, private
                                               banking, brokerage services and insurance to
                                               consumers, business owners, and corporations
Mortgage Banking          Donald R. Britton    Origination and acquisition, sale and
                                               servicing of residential mortgages on a
                                               nationwide basis
Treasury                  Ronald C. Mishler    Investment portfolio, funds management, and
                                               interest rate risk management

The following represents the percentage of net income provided by each line of business in 1999, excluding the $17.6 million of after-tax, merger-related charges associated with Old Kent's acquisition of CFSB Bancorp, Inc. and Pinnacle Banc Group, Inc. on July 9, 1999, and September 3, 1999, respectively, in pooling-of-interests transactions. Excluding these charges, Old Kent's operating net income was $296.7 million for 1999.

        Corporate Banking                   28%
        Retail Banking                      28
        Community Banking                   21
        Investment and Insurance Services   11
        Mortgage Banking                     8
        Treasury                             4
                                           ---
        Total                              100%
                                           ===

Disclosure about Old Kent's business segments required by Statement of Financial Accounting Standard No. 131, "Disclosures about Segments of an Enterprise and Related Information", are included in Note 17 to the Consolidated Financial Statements included in Exhibit 99.1 to this Form 8-K. As of January 2000, Old Kent combined its Community Banking line of business with the Retail Banking line of business.

  MERGERS AND ACQUISITIONS

Old Kent's primary method of expansion into new markets has been through acquisitions of other financial institutions. The following is a summary of Old Kent's significant merger and acquisition activity.

On October 13, 2000, Old Kent completed the acquisition of Home Bancorp. The merger was accounted for as a purchase transaction. Old Kent exchanged approximately 1.4 million shares of Old Kent Common Stock for all of the outstanding shares of Home Bancorp Common Stock. The approximate purchase price for this transaction is $39.1 million. Home Bancorp was a bank holding company headquartered in Fort Wayne, Indiana, with consolidated assets of approximately $390 million and consolidated deposits of approximately $327 million at September 30, 2000. Home Bancorp operated 10 banking locations; seven in Fort Wayne, two in Decatur and one branch in New Haven.

On April 1, 2000, Old Kent completed the acquisition of Grand Premier Financial, Inc. ("Grand Premier"). The merger was accounted for as a pooling-of-interests. Old Kent exchanged approximately 9.4 million shares of Old
Kent Common Stock for all the outstanding shares of Grand Premier Common Stock. Grand Premier was a bank holding company headquartered in Wauconda, Illinois, with consolidated assets of approximately $1.7 billion and consolidated deposits of approximately $1.3 billion at March 31, 2000.
Grand Premier operated 23 banking offices in the Chicago area and Northern Illinois.

On February 11, 2000, Old Kent completed the acquisition of Merchants
Bancorp, Inc. ("Merchants"). The merger was accounted for as a pooling-of-interests. Old Kent exchanged approximately 4.4 million shares of Old Kent Common Stock for all outstanding shares of Merchants Common Stock. Merchants was a bank holding company headquartered in Aurora, Illinois. When acquired, Merchants had consolidated assets of approximately $1 billion and consolidated deposits of approximately $0.7 billion. Merchants operated 12 suburban
Chicago area banking sites as well as two banking sites in DeKalb and Kendall Counties.

During the first six months of 2000, Old Kent recognized $43.6 million of after-tax merger-related charges associated with Grand Premier Financial, Inc. and Merchants Bancorp, Inc. which had the effect of reducing earnings per share by $.31. On a pre-tax basis, the charges consisted of transaction costs of $5.9 million; employment charges of $19.8 million primarily related to redundant staffing; $16.3 million mainly associated with contract cancellation costs and asset obsolescence for duplicate operations; $12.0 million special loan loss provision to conform Grand Premier and Merchants asset quality measurements with Old Kent's practices; and $6.1 million of securities losses resulting from the sale of $266 million of securities and $5.3 million resulting from the securitization and sale of $270 million of residential mortgages to realign the balance sheet composition of the newly combined companies to Old Kent's profile.

On September 3, 1999, Old Kent completed the acquisition of Pinnacle Banc Group, Inc. ("Pinnacle"). The merger was accounted for as a pooling-of-interests. Old Kent exchanged approximately 5.6 million shares of Old Kent Common Stock for all of the outstanding shares of Pinnacle Common Stock. Pinnacle was a bank holding company headquartered in the Chicago suburb of Oak Brook, Illinois. When acquired, Pinnacle had assets of approximately $1.0 billion and consolidated deposits of approximately $861 million. Pinnacle was the parent of Pinnacle Bank, which operated thirteen branches in the Chicago metropolitan area and Pinnacle Bank of the Quad-Cities, which operated three branches in western Illinois.

On July 9, 1999, Old Kent completed the acquisition of CFSB Bancorp, Inc. ("CFSB"). The merger was accounted for as a pooling-of-interests. Old Kent exchanged approximately 5.5 million shares of Old Kent Common Stock for all of the outstanding shares of CFSB Common Stock. CFSB was a holding company headquartered in Lansing, Michigan. When acquired, CFSB had consolidated assets of approximately $878 million and consolidated deposits of approximately $567 million. CFSB was the parent of Community First Bank. CFSB provided banking services through sixteen offices in Ingham, Clinton, Eaton and Ionia Counties.

During the third quarter of 1999, Old Kent recognized $17.6 million of after-tax, merger-related charges associated with CFSB and Pinnacle, which had the effect of reducing earnings per share by $.13. On a pre-tax basis, the charges consisted of transaction costs of $2.0 million; employment charges of $11.8 million, primarily related to redundant staffing; and $12.2 million mainly associated with contract cancellation costs and asset obsolescence for duplicate operations. Old Kent's unexpended reserves for these charges were $7.7 million at December 31, 1999. These reserves were substantially utilized during 2000.

On October 1, 1998, Old Kent completed the acquisition of First Evergreen Corporation ("First Evergreen"). When acquired, First Evergreen had assets of approximately $1.9 billion and deposits of approximately $1.7 billion. The merger was accounted for as a pooling-of-interests and all financial statements in this report have been adjusted to reflect this business combination. Old Kent exchanged approximately 12.8 million shares of Old Kent Common Stock for all of the outstanding shares of First Evergreen Common Stock. During the fourth quarter of 1998, Old Kent recognized $19.7 million of after-tax, merger-related charges, which had the effect of reducing earnings per share by $.13. First Evergreen was a bank holding company headquartered in Evergreen Park, Illinois. First Evergreen provided banking services through eight offices in Cook County, Illinois.

On September 1, 1997, Old Kent Insurance Group, Inc. (a subsidiary of Old Kent
Bank), acquired Grand Rapids Holland Insurance Agency, Inc. ("GRH"), a provider of commercial and personal insurance products through offices in western Michigan. Old Kent issued approximately 86,000 shares of its common stock to acquire all the outstanding common stock of GRH. When acquired, GRH had assets of approximately $6.2 million.

On January 1, 1997, Old Kent acquired Seaway Financial Corporation ("Seaway"), a bank holding company headquartered in St. Clair, Michigan. Seaway was the parent of The Commercial and Savings Bank of St. Clair County (St. Clair, Michigan) and The Algonac Savings Bank (Algonac, Michigan). When acquired, Seaway had total assets and total deposits of approximately $345 million and $302 million, respectively. Old Kent issued approximately 1.9 million shares of Old Kent Common Stock in exchange for all of the outstanding common stock of Seaway. These banks were merged into and with Old Kent Bank in 1997.

  PENDING MERGER

Old Kent signed a definitive agreement on November 20, 2000, providing for the merger of the Corporation into a wholly-owned subsidiary of Fifth Third Bancorp ("Fifth Third"). The merger is intended to be structured as a pooling-of-interests for accounting purposes. Under the terms of the agreement, each share of Old Kent common stock will be converted into .74 shares of Fifth Third common stock, and each share of Old Kent preferred stock will be converted into one share of Fifth Third preferred stock with substantially identical terms. Management anticipates that this merger will be completed during the second quarter of 2001.

   SUMMARY OF OPERATING RESULTS

The following is a summary of the major components of the Corporation's operating results for the last five years:

                         Proforma              Proforma
                           1999                  1998
                         Excluding             Excluding
Year ended December 31    Merger                Merger
(in thousands)           Charges*     1999     Charges**    1998       1997       1996       1995
---------------------------------------------------------------------------------------------------
Net interest income       $773,118   $773,118   $740,203   $740,203   $733,774   $686,067  $661,074
Add: taxable-equivalent
 adjustment                 23,999     23,999     20,758     20,758     19,396     14,118    15,808
                         ---------  ---------  ---------  ---------  ---------  ---------  --------
Taxable-equivalent net
 interest income           797,117    797,117    760,961    760,961    753,170    700,185   676,882
Provision for credit
 losses                    (35,388)   (35,388)   (49,430)   (52,930)   (59,673)   (40,765)  (25,124)
Non-interest income        456,730    456,730    413,620    413,620    314,342    254,792   209,733
Non-interest expense      (739,879)  (765,879)  (678,610)  (703,603)  (613,732)  (585,419) (547,020)
Income taxes, including
 taxable-equivalent
 adjustment               (181,862)  (173,462)  (165,725)  (156,910)  (146,276)  (116,981) (109,906)
                         ---------  ---------  ---------  ---------  ---------  ---------  --------
Net income                $296,718   $279,118   $280,816   $261,138   $247,831   $211,812  $204,565
                         =========  =========  =========  =========  =========  =========  ========

--------
 * Proforma results for 1999 "excluding merger charges" have been adjusted to exclude the effects of $17.6 million of one-time, after-tax merger charges related to the July 9, 1999, and September 3, 1999, acquisitions of CFSB Bancorp, Inc. and Pinnacle Banc Group, Inc. accounted for as poolings-of-interests.
** Proforma results for 1998 "excluding merger charges" have been adjusted to exclude the effects of $19.7 million of one-time, after-tax merger charges related to the October 1, 1998, acquisition of First Evergreen Corporation, accounted for as a pooling-of-interests.

NET INTEREST INCOME

In the summaries above, the taxable-equivalent adjustment increases tax-exempt income to an amount equivalent to interest income subject to income taxes at statutory rates. The federal income tax rate was 35% for all years presented. During 1999, total average interest-earning assets increased by $272.7 million, or 1.5%. In that same period, total average interest-bearing liabilities increased by $371.7 million, or 2.3%.

The following table sets forth the changes in interest income and interest expense as they relate to changes in volumes and changes in rates:

                               1999 Compared to 1998             1998 Compared to 1997
                               Increase (Decrease)*              Increase (Decrease)*
                          --------------------------------  --------------------------------
(Fully taxable-equivalent   Change in    Due to    Due to     Change in    Due to    Due to
in thousands)             Income/Expense Volume     Rate    Income/Expense Volume     Rate
--------------------------------------------------------------------------------------------
Interest-Earning Assets:
Loans (including
 mortgages held-for-
 sale)                       $35,282     $67,987  $(32,705)    $31,709     $66,746  $(35,037)
Taxable securities           (46,033)    (42,573)   (3,460)    (19,747)    (12,954)   (6,793)
Tax-exempt securities          8,923      12,249    (3,326)      3,289       4,929    (1,640)
Interest-earning
 deposits                       (246)       (136)     (110)       (547)       (127)     (420)
Federal funds sold and
 resale agreements              (566)       (399)     (167)     (2,338)     (2,381)       43
Trading account
 securities                    1,014         856       158        (604)       (384)     (220)
                             ---------------------------------------------------------------
Change in Interest
 Income                       (1,626)     37,984   (39,610)     11,762      55,829   (44,067)
                             ---------------------------------------------------------------
Interest-Bearing
 Liabilities:
Savings deposits              17,329      18,433    (1,104)     35,264      26,483     8,781
Time deposits:
 Negotiable                      (52)      6,656    (6,708)    (13,755)    (22,149)    8,394
 Foreign                       1,835       1,937      (102)       (106)        (75)      (31)
 Consumer                    (49,332)    (24,876)  (24,456)    (40,758)    (25,925)  (14,833)
Federal funds purchased
 and repurchase
 agreements                   (6,107)     (1,602)   (4,505)      9,988      10,832      (844)
Other borrowed funds          (1,126)      5,455    (6,581)     12,884      16,564    (3,680)

Long-term debt                  (329)         --      (329)        454         548       (94)
                             ---------------------------------------------------------------
Change in Interest
 Expense                     (37,782)      6,003   (43,785)      3,971       6,278    (2,307)
                             ---------------------------------------------------------------
Change in Net Interest
 Income                      $36,156     $31,981    $4,175      $7,791     $49,551  $(41,760)
                             ===============================================================

--------
* THE CHANGE IN INTEREST DUE TO BOTH VOLUME AND RATE HAS BEEN ALLOCATED BETWEEN THE FACTORS IN PROPORTION TO THE RELATIONSHIP OF THE ABSOLUTE AMOUNTS OF THE CHANGE IN EACH. YIELDS ARE CALCULATED ON A FULLY TAXABLE BASIS, USING A FEDERAL TAX RATE OF 35% FOR ALL YEARS PRESENTED.

Net interest margin is calculated by dividing taxable-equivalent net interest income by average interest-earning assets. Interest spread is the difference between the average yield on earning assets and the average cost of interest-bearing liabilities. The net interest margin was 4.22% in 1999 compared to 4.09% for 1998. The interest spread was 3.66% for 1999 and 3.46% for 1998. The primary factors underlying the increases in net interest margin and interest spread were an increase in loan balances and a decrease in cost of total interest-bearing liabilities from 4.53% in 1998 to 4.20% in 1999.

The net interest margin was 4.09% in 1998 compared to 4.17% for 1997. The interest spread was 3.46% for 1998 and 3.51% for 1997. The average yield on interest-earning assets also decreased to 7.99% in 1998 from 8.18% in 1997. The primary factor underlying the decreases in net interest margin, interest spread, and yield on total interest-earning assets was a decline in yield on mortgages held-for-sale to 6.91% in 1998 from 7.40% in 1997. This decrease in yield, combined with the overall increase in the mortgages held-for-sale average balance of $849 million from 1997 to 1998 compressed the margin. The average cost of interest-bearing liabilities decreased to 4.53% in 1998 from 4.67% 1997, but was not enough to offset the impact of the decrease in yield on total interest-earning assets.

                                              Three Month U.S.
                             Prime Interest     Treasury Bill
                                  Rate              Rate
Percentage                  1999  1998  1997  1999  1998  1997
---------------------------------------------------------------
Simple average during year  8.00% 8.35% 8.44% 4.78% 4.89% 5.19%
At December 31              8.50% 7.75% 8.50% 5.33% 4.45% 5.35%

As indicated above, interest rates over the past three years have fallen each year, but increased in the second half of 1999. As shown in the preceding "rate/volume" table, both increases in volume and increases in rate contributed to the increase in interest income. In 1998, the increase in average total earning assets, particularly mortgages held-for-sale, was the primary factor for the increase in net interest income, more than offsetting decreases in rate.

The interest rate environment is significantly impacted by the health of the national economy and the monetary policies of the Federal Reserve. There are a number of factors which affect net interest income, including the mix of interest-earning assets, the mix of interest-bearing liabilities, and the interest rate sensitivity of the various categories. As of December 31, 1999, Old Kent's management believes that the Corporation's net interest income would not be materially impacted by upward or downward movements in prevailing interest rates within anticipated ranges, as discussed later in this report.

  ANALYSIS OF NET INTEREST INCOME

The following table allocates net interest income and interest-earning assets to show how much was attributable to each major funding source. The interest spread on earning assets funded by interest-bearing liabilities is the difference between the average yield on earning assets and the average cost of interest-bearing liabilities. The interest spread on earning assets funded by non-interest bearing liabilities and equity is the average yield on earning assets.

                                    1999                        1998                        1997
                         -----------------------------------------------------------------------------------
(Fully taxable-           Average             Net     Average             Net     Average             Net
 equivalent,              Earning  Interest Interest  Earning  Interest Interest  Earning  Interest Interest
 dollars in millions)     Assets    Spread   Income   Assets    Spread   Income   Assets    Spread   Income
------------------------------------------------------------------------------------------------------------
Source of Funding:
Interest-bearing
 liabilities             $16,392.2  3.66%    $600.0  $16,020.5  3.46%    $554.3  $15,476.3  3.51%    $543.2
Non-interest-bearing
 liabilities and equity    2,494.2  7.86%     197.1    2,593.2  7.99%     206.7    2,564.1  8.18%     210.0
                         ---------           ------  ---------           ------  ---------           ------
Total                    $18,886.4           $797.1  $18,613.7           $761.0  $18,040.4           $753.2
                         =========           ======  =========           ======  =========           ======

The following table shows the relative importance of changes in interest spread, earning asset volumes and changes in funding sources:

                                 1999 Over                  1998 Over                 1997 Over
                                  (Under)                    (Under)                    (Under)
                                   1998                       1997                       1996
                         -------------------------------------------------------------------------------
(Fully taxable-          Average             Net    Average            Net    Average             Net
 equivalent,             Earning  Interest Interest Earning Interest Interest Earning  Interest Interest
 dollars in millions)    Assets    Spread   Income  Assets   Spread   Income   Assets   Spread   Income
--------------------------------------------------------------------------------------------------------
Source of Funding:
Interest-bearing
 liabilities             $371.7     0.20%   $45.7   $544.2   (0.05)%  $11.1   $1,156.1   0.03%   $44.9
Non-interest-bearing
 liabilities and equity   (99.0)   (0.13)%   (9.6)    29.1   (0.19)%   (3.3)      74.3   0.07%     8.1
                         ------             -----   ------            -----   --------           -----
Total                    $272.7             $36.1   $573.3             $7.8   $1,230.4           $53.0
                         ======             =====   ======            =====   ========           =====

AVERAGE CONSOLIDATED BALANCE SHEET

(Income and rates                1999                             1998                           1997
on fully taxable-    ------------------------------   ------------------------------ ------------------------------
equivalent basis,      Average              Average     Average              Average   Average              Average
dollars in thousands)  Balance    Interest   Rate       Balance    Interest   Rate     Balance    Interest   Rate
-------------------------------------------------------------------------------------------------------------------
 AVERAGE ASSETS:
 Loans(1)(2)         $12,702,217 $1,071,935  8.44%    $11,741,746 $1,030,765  8.78%  $11,817,598 $1,053,264  8.91%
 Taxable
 investment
 securities            3,714,605    232,339  6.25       4,398,684    278,372  6.33     4,601,809    298,119  6.48
 Tax-exempt
 investment
 securities(2)           737,901     59,121  8.01         587,310     50,198  8.55       529,803     46,909  8.85
 Mortgages held-
 for-sale              1,595,749    115,135  7.22       1,752,175    121,023  6.91       903,144     66,815  7.40
 Interest-earning
 deposits:
  Domestic                12,988        214  1.65          20,004        460  2.30        23,301      1,007  4.32
  Foreign                     --         --    --              --         --    --            --         --    --

 Federal funds
 sold and resale
 agreements               92,843      5,009  5.39         100,179      5,575  5.56       143,165      7,913  5.53

 Trading account
 securities(2)            30,103      1,609  5.35          13,609        595  4.37        21,546      1,199  5.56
                     ----------------------           ----------------------         ----------------------
   Total earning
   assets             18,886,406  1,485,362  7.86      18,613,707  1,486,988  7.99    18,040,366  1,475,226  8.18
                     ----------------------           ----------------------         ----------------------
 Unrealized
 gain/(losses) on
 securities
 available-for-
 sale                    (16,986)                          36,780                          2,101
 Allowance for
 loan losses            (204,290)                        (202,246)                      (195,880)
 Cash and due from
 banks                   674,788                          681,497                        638,656
 Other assets          1,249,358                        1,072,962                        999,718
                     -----------                      ------------                   ------------
 Total Assets        $20,589,276                      $20,202,700                    $19,484,961
                     ===========                      ============                   ============

 AVERAGE
 LIABILITIES AND
 SHAREHOLDERS'
 EQUITY:
 Savings deposits     $6,210,846   $179,168  2.88%     $5,582,425   $161,839  2.90%   $4,653,588   $126,575  2.72%
 Time deposits:
  Negotiable           1,314,921     65,402  4.97       1,188,380     65,454  5.51     1,602,994     79,209  4.94
  Foreign                 75,232      3,842  5.11          37,384      2,007  5.37        38,792      2,113  5.45
  Other time           6,018,630    298,110  4.95       6,501,608    347,442  5.34     6,984,644    388,200  5.56
                     ----------------------           ----------------------         ----------------------
  Total interest-
  bearing deposits    13,619,629    546,522  4.01      13,309,797    576,742  4.33    13,280,018    596,097  4.49
 Federal funds
 purchased and
 repurchase
 agreements            1,017,867     44,719  4.39       1,051,951     50,826  4.83       827,973     40,838  4.93
 Other borrowed
 funds                 1,554,750     83,852  5.39       1,458,756     84,978  5.83     1,176,551     72,094  6.13
 Subordinated debt       100,000      6,745  6.75         100,000      6,745  6.75       100,000      6,745  6.75
 Capital
 securities              100,000      6,407  6.41         100,000      6,736  6.74        91,781      6,282  6.84
                     ----------------------           ----------------------         ----------------------
   Total interest-
   bearing funds      16,392,246    688,245  4.20      16,020,504    726,027  4.53    15,476,323    722,056  4.67
                     ----------------------           ----------------------         ----------------------
 Demand deposits       2,362,813                        2,318,006                      2,098,872
 Other liabilities       320,195                          282,704                        302,775
 Shareholders'
 equity:

  Common stock,
  capital surplus
  and retained
  earnings             1,524,843                        1,557,237                      1,618,482
  Unrealized
  gain/(losses) on
  securities
  available-for-
  sale                   (10,821)                          24,249                        (11,491)
                     -----------                      ------------                   ------------
 Total Liabilities
 and Shareholders'
 Equity              $20,589,276                      $20,202,700                    $19,484,961
                     ===========                      ============                   ============
 Fully Taxable-
 Equivalent Net
 Interest Income                   $797,117  3.66%                  $760,961  3.46%                $753,170  3.51%
                                  =========                        =========                      =========
 Net Interest
 Income as a
 Percentage of
 Average Earning
 Assets                                      4.22%                            4.09%                          4.17%
 Percentage of
 Total Assets:
 Foreign Assets               --                               --                             --
 Foreign
 Liabilities                0.37%                            0.19%                          0.20%

(Income and rates                1996                               1995
on fully taxable-   ------------------------------      ------------------------------
equivalent basis,     Average              Average        Average              Average
dollars in thousands) Balance     Interest   Rate         Balance    Interest   Rate
--------------------------------------------------------------------------------------

 Average Assets:
 Loans(1)(2)         $10,745,609   $963,763  8.97%       $9,710,283   $881,651  9.08%
 Taxable
 investment
 securities            4,960,887    316,597  6.38         5,050,611    332,128  6.58
 Tax-exempt
 investment
 securities(2)           526,518     42,964  8.16           556,427     47,076  8.46
 Mortgages held-
 for-sale                363,891     28,619  7.86           246,600     19,301  7.83
 Interest-earning
 deposits:
  Domestic                41,759      1,860  4.45            51,649      2,723  5.27
  Foreign                  6,885        390  5.66            42,599      2,515  5.90
 Federal funds
 sold and resale
 agreements              154,166      8,338  5.41           299,998     18,053  6.02
 Trading account
 securities(2)            10,280        527  5.13            20,643      1,197  5.80
                     ----------------------             ----------------------
   Total earning
   assets             16,809,995  1,363,058  8.11        15,978,810  1,304,644  8.16
                     ----------------------             ----------------------
 Unrealized
 gain/(losses) on
 securities
 available-for-
 sale                     (8,383)                           (16,701)
 Allowance for
 loan losses            (203,788)                          (202,812)
 Cash and due from
 banks                   656,786                            597,386



 Other assets            831,412                            765,680
                     ------------                       ------------
 Total Assets        $18,086,022                        $17,122,363
                     ============                       ============
 Average
 Liabilities and
 Shareholders'
 Equity:
 Savings deposits     $4,493,383   $123,166  2.74%       $4,682,767   $130,709  2.79%
 Time deposits:
  Negotiable           1,777,434     91,681  5.16         2,034,875    111,288  5.47
  Foreign                 46,841      2,685  5.73           225,964     14,137  6.26
  Other time           6,394,648    354,634  5.55         5,157,115    281,870  5.47
                     ----------------------             ----------------------
  Total interest-
  bearing deposits    12,712,306    572,166  4.50        12,100,721    538,004  4.45

 Federal funds
 purchased and
 repurchase
 agreements              631,095     30,125  4.77           553,235     29,193  5.28
 Other borrowed
 funds                   876,785     53,822  6.14           942,641     59,688  6.33
 Subordinated debt       100,000      6,760  6.76            12,603        877  6.96
 Capital
 securities                   --         --    --                --         --    --
                     ----------------------             ----------------------
   Total interest-
   bearing funds      14,320,186    662,873  4.63        13,609,200    627,762  4.61
                     ----------------------             ----------------------
 Demand deposits       1,952,929                          1,826,600
 Other liabilities       284,768                            244,678
 Shareholders'
 equity:
  Common stock,
  capital surplus
  and retained
  earnings             1,541,904                          1,454,680
  Unrealized
  gain/(losses) on
  securities
  available-for-
  sale                   (13,765)                           (12,795)
                     ------------                       ------------
 Total Liabilities
 and Shareholders'
 Equity              $18,086,022                        $17,122,363
                     ============                       ============



 Fully Taxable-
 Equivalent Net
 Interest Income                   $700,185  3.48%                    $676,882  3.55%
                                  =========                           =========
 Net Interest
 Income as a
 Percentage of
 Average Earning
 Assets                                      4.17%                              4.24%
 Percentage of
 Total Assets:
 Foreign Assets             0.04%                              0.25%
 Foreign
 Liabilities                0.26%                              1.32%


-----
(1) LOAN FEES ARE INCLUDED IN INTEREST INCOME AND ARE USED TO CALCULATE AVERAGE RATES EARNED. NON-ACCRUAL LOANS ARE INCLUDED IN THE AVERAGE LOAN BALANCES.
(2) YIELDS ARE COMPUTED ON A FULLY TAXABLE-EQUIVALENT BASIS USING A FEDERAL TAX RATE OF 35% IN ALL YEARS PRESENTED.

LOAN PORTFOLIO

As a financial intermediary, the acceptance and management of credit risk is an integral part of Old Kent's business activities. The Corporation has established strict credit underwriting standards. Except for certain loans, these standards include a policy of granting loans only within Old Kent's defined target market areas (primarily midwestern states) and prohibition of foreign loans. Lending standards are codified in a comprehensive lending policy which is uniform throughout the organization. Old Kent's lending staff is highly skilled and experienced. The Corporation's conservative lending philosophy is implemented through strong administrative and reporting requirements. Old Kent maintains a centralized, independent loan review function which monitors asset quality at its subsidiary banks. The Corporation also employs a centralized group of specialists which assists the subsidiaries in resolving troubled loans.

                                                            Percent
                                                              of
      Composition of total loans at December 31, 1999:       total
      ------------------------------------------------      -------
      Commercial, financial, agricultural loans and leases     29%
      Real estate loans--commercial and construction           30
                                                              ---
        Total commercial loans                                 59
      Real estate loans--residential mortgages                 14
      Consumer home equity loans                               16
      Consumer loans (primarily automobile loans)              11
                                                              ---
        Total Loans                                           100%
                                                              ===

One of Old Kent's strengths is its diversified loan portfolio. Approximately 41% of Old Kent's loan assets are comprised of credits granted to consumers in the form of residential mortgages and a variety of other consumer credit products, such as automobile loans, home equity loans, educational loans and other consumer financings.

Beginning in late 1998, as a means of better leveraging its balance sheet to enhance profitability, Old Kent began developing relationships to acquire consumer loans originated primarily through flow arrangements with third party originators. These loans, which largely consisted of home equity loans secured by residential real estate, aggregated approximately $822 million in 1999 and $39 million in 1998. The Corporation's underwriting criteria for these loan originations closely parallel those for loans originated under Old Kent's internal underwriting standards, and include a reasonable expectation of appropriate returns based upon prudent assessments of risk, giving consideration to collateral values and expected duration in relation to the proposed transaction terms, and also included satisfactory completion of "due diligence" by qualified Old Kent staff. The due diligence procedures followed by the Corporation included an examination of the proposed loans; a review of the historical performance of similar loans originated by the counterparty; and consideration of the counterparty's reputation, history and its financial viability. In those instances where the loans are serviced by the counterparty, Old Kent also conducts on-site inspections of the servicer on a periodic, ongoing basis.

At December 31, 1999, these purchased loans had a carrying value of $790 million, with an associated delinquency ratio of 1.2%. These purchases also served to further geographically diversify the Corporation's credit risk, as they generally consist of loans originated outside of Old Kent's primary banking markets of Michigan, Illinois and Indiana. The credit risk of these purchased consumer loan portfolios as a group is geographically diversified. As of December 31, 1999, each of these purchased loan portfolios had performed in accordance with, or better than, Old Kent's initial expectation at the time of purchase. The Corporation continued this strategy during 2000, by acquiring similar loan packages from time to time based on "flow" arrangements with select counterparties, provided that such portfolios, and the originators, continue to meet Old Kent's standards.

Old Kent has no foreign loans. Old Kent's policy is to be highly restrictive in granting credit to borrowers in businesses which are highly cyclical, such as agriculture and petroleum production. The Corporation is extremely selective in participating in loan syndications.

The following table summarizes the components of the Corporation's total loans at December 31 for each of the last two years:

December 31 (dollars in millions)     1999      1998
-------------------------------------------------------

Commercial, financial and
 agricultural loans                  $3,742.3  $3,353.0
Real estate loans--commercial         2,988.6   2,536.6
Real estate loans--
 construction                         1,204.3     835.7
Real estate loans--residential
 mortgages                            1,881.5   2,095.8
Consumer home equity loans            2,240.7   1,251.7
Consumer loans--other                 1,582.0   1,548.7
Lease financing                         262.3     166.4
                                    --------- ---------
Total loans                         $13,901.7 $11,787.9
                                    ========= =========

PROVISION FOR CREDIT LOSSES

The provision for credit losses is the amount added to the allowance for credit losses to absorb probable credit losses. The amount of the credit loss provision is determined by management, in its judgment, after reviewing the risk characteristics of the loan portfolio, historical credit loss experience and economic conditions. These determinations are reviewed by Old Kent's centralized, independent loan review function which monitors the credit quality of the Corporation's loan portfolio through its uniform procedures, credit grading and reporting systems.

The following table summarizes the credit loss provisions, net credit losses and the allowance for credit losses for the last three years:

Year ended December 31
(dollars in thousands)               1999     1998     1997
-------------------------------------------------------------
Provision for credit losses         $35,388  $52,930  $59,673
Net credit losses                    29,784   48,868   56,602
Allowance for credit losses at
 year-end                           206,279  200,555  196,968
Allowance as a percentage of:
  Year-end loans                      1.48%    1.70%    1.64%
  Year-end loans, excluding loans
   secured by residential first
   and second mortgages               2.11%    2.38%    2.40%
  Impaired loans                       301%     260%     262%
Ratio of net charge-offs to
 average loans outstanding during
 the year                             0.23%    0.42%    0.48%
Credit loss recoveries as a
 percentage of prior year
 charge-offs                            36%      29%      29%

The provision for credit losses was $35.4 million in 1999, down from a provision of $49.4 million in 1998, excluding a special merger-related credit loss provision of $3.5 million to conform First Evergreen's credit review process and reserves with those of Old Kent. Favorable credit quality combined with the reduction in net credit losses justified a reduction of the provision from that of 1998. Impaired loans at December 31, 1999, totaled $68.6 million, a decrease of $8.7 million from $77.3 million at year-end 1998. At December 31, 1999, the ratio of the allowance to impaired loans was 301%. Over the past five years, the Corporation's actual loss experience on residential real estate loans has been negligible. At December 31, 1999, the ratio of the allowance to total loans exclusive of residential mortgages was 2.11%.

The following table summarizes loan balances at the end of each period and the daily averages; changes in the allowance for credit losses arising from loans charged-off and recoveries on loans previously charged-off, by loan classification; and additions to the allowance which have been charged to expense:

Year ended December 31
(dollars in thousands)       1999        1998         1997
--------------------------------------------------------------
Loans outstanding at end
 of year                  $13,901,663 $11,787,940  $12,007,193
                          =========== ===========  ===========
Daily average of loans
 outstanding for year     $12,702,217 $11,741,746  $11,817,598
                          =========== ===========  ===========
Balance of allowance for
 credit losses at
 beginning of year           $200,555    $196,968     $199,288
Net change in allowance
 due to loans (sold) and
 purchased                        120        (475)      (5,391)
Provision for credit
 losses                        35,388      52,930       59,673
Loans charged-off:
Commercial, financial
 and agricultural loans        18,817      25,696       14,794
Real estate loans--
 commercial                     2,517       3,634        1,613
Real estate loans--
 construction                     549         179          922
Real estate loans--
 residential mortgages          2,106         857        1,405
Consumer loans
 (including home equity
 loans)                        28,001      35,739       37,114
Credit card loans                  --           2       13,968
Lease financing                 3,016       4,703        5,021
                          ----------- -----------  -----------
Total charged-off              55,006      70,810       74,837
                          ----------- -----------  -----------
Recoveries of loans
 previously charged-off:
Commercial, financial
 and agricultural loans         7,282       4,338        5,142
Real estate loans--
 commercial                     1,833       1,166        3,281
Real estate loans--
 construction                      31          58           73
Real estate loans--
 residential mortgages             10         270          514
Consumer loans
 (including home equity
 loans)                        14,298      14,552        7,106
Credit card loans                  --           1          626
Lease financing                 1,768       1,557        1,493
                          ----------- -----------  -----------
Total recovered                25,222      21,942       18,235
                          ----------- -----------  -----------
Balance of allowance for
 credit losses at end of
 year                        $206,279    $200,555     $196,968
                          =========== ===========  ===========

The following tables summarize net credit losses (total loans charged-off less total loans recovered), allocation of allowance for credit losses, and net credit losses and their relationship to the daily average balances for each loan type listed for the last three years:

Net credit losses (recoveries) for the year ended December 31
(in thousands)                                                  1999     1998     1997
----------------------------------------------------------------------------------------
Commercial, financial and
 agricultural loans                                            $11,535  $21,358   $9,652
Real estate loans--commercial                                      684    2,468   (1,668)
Real estate loans--construction                                    518      121      849
Real estate loans--residential
 mortgages                                                       2,096      587      891
Consumer loans (including home
 equity loans)                                                  13,703   21,187   30,008
Credit card loans                                                   --        1   13,342
Lease financing                                                  1,248    3,146    3,528
                                                               -------  -------  -------
Total net credit losses                                        $29,784  $48,868  $56,602
                                                               =======  =======  =======
Net credit losses as a percentage
 of daily average
 total loans                                                       .23%     .42%     .48%
                                                               =======  =======  =======

Old Kent's reserve for credit losses ("reserve") is general in nature and available to absorb credit losses of any loan segment. For analytical purposes in the table below, Old Kent has allocated its reserve among all loan segments at December 31, 1999. For the dates preceding 1999, the Corporation did not allocate the reserve in its entirety.

Allocation of allowance for credit losses at December 31
(dollars in thousands)          1999              1998              1997
-------------------------------------------------------------------------------
                                    Percent           Percent           Percent
                                      of                of                of
                                     loans             loans             loans
                                      to                to                to
                                     total             total             total
                          Allowance  loans  Allowance  loans  Allowance  loans
                          --------- ------- --------- ------- --------- -------
Commercial, financial
 and agricultural          $89,415    26.9%  $80,000    28.4%  $75,800    26.1%
Real estate--commercial     40,243    21.5    36,500    21.5    28,400    18.1
Real estate--
 construction               13,138     8.7    12,200     7.1     4,700     6.2
Real estate--residential    14,038    13.5     9,600    17.8    10,700    23.2
Consumer loans
 (including home equity
 loans)                     43,294    27.5    36,000    23.8    50,600    24.9
Leases                       6,151     1.9     6,000     1.4     8,000     1.5
Not allocated                   --      --    20,255      --    18,768      --
                          --------   -----  --------   -----  --------   -----
Total allowance for
 credit losses            $206,279   100.0% $200,555   100.0% $196,968   100.0%
                          ========   =====  ========   =====  ========   =====

Net credit losses as a percent of
daily average balance for the year  1999     1998     1997
------------------------------------------------------------
Commercial, financial and
 agricultural loans                   0.09%    0.18%    0.08%
Real estate loans--commercial           --     0.02    (0.01)
Real estate loans--construction         --       --     0.01
Real estate loans--residential
 mortgages                            0.02     0.01     0.01
Consumer loans (including home
 equity loans)                        0.11     0.18     0.25
Credit card loans                       --       --     0.11
Leases                                0.01     0.03     0.03
                                   -------  -------  -------
Total                                 0.23%    0.42%    0.48%
                                   =======  =======  =======

The decrease of 19 basis points in 1999 from 1998 is primarily the result of continued conservative underwriting standards as well as a generally favorable economy. As a result of the sale of the Corporation's credit card portfolio in 1997, net credit losses in this category were significantly reduced in 1998. Net credit losses for 1998 included approximately $3 million, or .03% of average total loans, attributable to Old Kent's application of its credit evaluation policies and practices to First Evergreen's loan portfolio at the time of the merger.

  NONPERFORMING ASSETS

The following is a summary of nonperforming assets for the last two years:

December 31 (dollars in thousands)  1999     1998
---------------------------------------------------
Impaired loans:
  Nonaccrual loans                 $66,395  $73,295
  Restructured loans                 2,210    3,964
                                   -------  -------
Total impaired loans                68,605   77,259
Other real estate owned              8,538    8,795
                                   -------  -------
Total nonperforming assets         $77,143  $86,054
                                   =======  =======
Impaired loans as a percentage of
 total loans                          0.49%    0.66%

Loans past due 90 days or more, but for which interest income continues to be recognized, are not included in the Corporation's nonperforming assets. The following table summarizes such loans for the last two years:

December 31, (Dollars in thousands)  1999     1998
---------------------------------------------------
Loans past due ninety days or
 more                              $14,854  $17,028
Loans past due ninety days or
 more, as a percentage of total
 loans                                0.11%    0.14%

The loan portfolio has been reviewed and analyzed for the purpose of estimating probable credit losses. The management of Old Kent believes that the allowance for credit losses at December 31, 1999, is adequate to absorb probable credit losses inherent in the loan portfolio. The Corporation's policy dictates that specifically identified credit losses be recognized immediately by a charge to the allowance for credit losses. This determination is made for each loan at the time of transfer into impaired status after giving consideration to collateral value and the borrowers' ability to repay loan principal. Since Old Kent immediately recognizes losses on its impaired loans, it has not become necessary to separately record a valuation allowance on these assets. Because the ultimate collection of interest on impaired loans is in doubt, any interest income recognized on these assets is generally limited to cash collections of interest.


OTHER INCOME

Total non-interest income (excluding security transactions) increased 19.2%, or $72.4 million, in 1999 compared to 26.5%, or $79.0 million, in 1998. Non-interest income has become a proportionally greater component of Old Kent's total revenues. In 1999, non-interest income was 36.0% of total revenues compared to 33.1% for 1998, and 27.6% for 1997. This favorable change in revenue mix is a direct result of Old Kent's goal to diversify its revenue streams. A discussion of non-interest income components follows.

The following table summarizes the major categories of other income for the last three years:

Year ended December 31 (in thousands)       1999     1998     1997
--------------------------------------------------------------------
Mortgage banking revenues--net            $192,296 $152,378  $98,144
Investment management and trust revenues    80,642   72,366   62,323
Deposit account revenue                     78,153   74,401   66,544
Transaction processing revenue              22,891   20,832   16,082


Insurance sales commissions                 24,139   21,216   15,066
Securities transactions                      7,863   37,192   16,832
Other                                       50,746   35,235   39,351
                                          -------- -------- --------
Total other income                        $456,730 $413,620 $314,342
                                          ======== ======== ========

  MORTGAGE BANKING REVENUES

The Corporation's mortgage banking activities are conducted through its wholly-owned subsidiary, Old Kent Mortgage Company ("OKMC"). OKMC is a full service mortgage company, originating loans on a nationwide basis. OKMC is primarily engaged in the origination, sale and servicing of single family mortgage loans. OKMC also purchases and sells mortgage servicing portfolios. Revenues for the mortgage banking line of business represented 15.3%, 13.0% and 9.2% of the Corporation's fully taxable-equivalent net interest income plus non-interest income for the years 1999, 1998, and 1997, respectively.

OKMC's profitability is impacted by the absolute level of interest rates as well as their volatility. For example, loan origination volumes, including the level of loan originations associated with loan refinancings, are highly dependent upon interest rates for mortgage loans. Also, loan origination commitments, loans held-for-sale and mortgage servicing rights are valued based on Treasury and mortgage interest rates. Volatility in the Treasury and mortgage interest rates can impact the recorded values of these assets. Furthermore, policy setting decisions of government sponsored enterprises, such as FNMA, FHLMC and GNMA, can also impact OKMC's business activities.

As discussed below, increases in interest rates during the latter part of 1999 had the effect of reducing demand for residential mortgages, especially refinancings.

The following summarizes the mortgage banking activity and revenue for the past three years:

Year ended December 31 (in thousands)          1999        1998         1997
-------------------------------------------------------------------------------
Originations and acquisitions of mortgages
 held-for-sale                              $12,228,588 $13,693,103  $6,926,939
                                            =========== ===========  ==========
Proceeds from sales and prepayments of
 mortgages held-for-sale                    $13,540,066 $12,673,555  $6,313,959
                                            =========== ===========  ==========

Mortgage banking revenue (net), consisted
 of:
  Mortgage banking gains                       $164,073    $165,502     $71,381
  Mortgage origination fees (net of direct
   costs)                                        14,228        (848)     15,407
  Mortgage loan servicing revenues (net of
   direct costs)                                 13,995     (12,276)     11,356
                                            ----------- -----------  ----------
Total mortgage banking revenue (net)           $192,296    $152,378     $98,144
                                            =========== ===========  ==========

December 31 (in millions)                      1999        1998         1997
-------------------------------------------------------------------------------
Mortgages serviced for third parties            $14,726     $14,568     $12,261
Mortgages held-for-sale                             901       2,272       1,280
Mortgage loans serviced by Old Kent for
 its own portfolio                                1,593       1,555       1,735
                                            ----------- -----------  ----------
Total mortgages serviced                        $17,220     $18,395     $15,276
                                            =========== ===========  ==========

The following table summarizes location and origination volume for the past three years:

December 31                                    1999        1998         1997
-------------------------------------------------------------------------------
States/Offices                                   32/147      32/143      25/104
Originations (in billions)                        $12.2       $13.7        $6.9

Loan origination volumes declined slightly from 1998 to 1999. Higher interest rates during the latter part of 1999 reduced the level of loan origination volumes, particularly refinancings. In contrast, refinancing activity during 1998 contributed to the high level of loan origination volume during that year.

Gain on sale of loans and mortgage origination fees remained high despite the slowdown in mortgage production volume in 1999 compared to 1998. The origination of government and specialty loans and an increase in the loan volume generated from the retail production franchise contributed to the strong level of fee income and gains on sales of loans.

OKMC is an active seller of mortgage servicing portfolios. The Corporation views these sales as an opportunity to maximize the value of the mortgage servicing rights retained on the balance sheet while simultaneously limiting the exposure of the Corporation to changes in the value of mortgage servicing rights. At December 31, 1999, OKMC had commitments to sell mortgage servicing rights associated with between $2.5 and $5.0 billion of newly originated conventional mortgage loans.

Mortgage servicing revenue increased significantly during 1999. Higher mortgage interest rates contributed to slowing prepayment speeds and increased the value of existing servicing rights. As a result, the rate of servicing rights amortization was reduced and the servicing valuation reserve decreased by $9.1 million. In contrast, mortgage servicing revenues in 1998 were adversely impacted by lower mortgage interest rates and higher mortgage refinancing activity and prepayments. Therefore, the rate of servicing rights amortization increased and the servicing valuation reserve rose by $4.5 million.

For the past three years, net mortgage servicing revenue was comprised of:

Year ended December 31 (in thousands)              1999       1998      1997
------------------------------------------------------------------------------
Mortgage servicing revenues                        $68,374   $53,727   $42,933
Amortization of servicing rights and other
 direct servicing costs                            (63,508)  (61,503)  (31,430)
Change in servicing valuation reserve                9,129    (4,500)     (147)
                                                 ---------  --------  --------
Mortgage loan servicing revenues (net of direct
 costs)                                            $13,995  $(12,276)  $11,356
                                                 =========  ========  ========

                                      14







The following reflects changes in the carrying value of mortgage servicing rights:
Year ended December 31 (in thousands)              1999       1998      1997
------------------------------------------------------------------------------
Balance at beginning of period                    $221,983  $148,435   $97,735
Additions                                          257,925   204,224   112,172
Sales                                             (155,839)  (73,740)  (30,457)
Amortization                                       (55,654)  (52,436)  (30,868)
Change in servicing valuation reserve                9,129    (4,500)     (147)
                                                 ---------  --------  --------
Balance at end of period                          $277,544  $221,983  $148,435
                                                 =========  ========  ========

Estimated fair value of mortgage servicing
 rights                                           $323,000  $255,000  $168,043
                                                 =========  ========  ========

  INVESTMENT MANAGEMENT AND TRUST REVENUES

Investment management and trust activities also generate a significant amount of revenue for Old Kent. Trust revenues increased to $80.6 million in 1999, up $8.3 million, or 11.4%, over 1998. This compares to a $10.0 million increase, or 16.1%, in 1998. These increases reflect the Corporation's commitment to growth and optimization of its fee-based businesses, and resulted from successful, aggressive sales and new business development efforts.

  DEPOSIT ACCOUNT REVENUES

Service charges on deposit accounts increased to $78.2 million in 1999, an increase of $3.8 million, or 5.0%. This compares to an increase of $7.9 million, or 11.8%, in 1998. These increases were due both to an increase in the customer base and to Old Kent's continuing focus on improving non-interest revenues.


  TRANSACTION PROCESSING FEES

Transaction processing fees include items such as fees and commissions on money orders and travelers checks, foreign exchange fees, debit card interchange income, check cashing and collection charges. These revenues totaled $22.9 million in 1999 and $20.8 million in 1998.

  INSURANCE SALES COMMISSIONS

The increase in insurance sales commissions to $24.1 million in 1999, $21.2 million in 1998 and $15.1 million in 1997 is due to the Corporation's emphasis on fee-based revenues and new business development efforts. At December 31, 1999, Old Kent Insurance Group was the largest bank-owned insurance agency in the State of Michigan.

OTHER EXPENSES

The following table summarizes the major categories of other expenses for the last three years:

Year ended December 31 (in thousands)        1999     1998     1997
---------------------------------------------------------------------
Salaries                                   $326,731 $302,224 $274,902
Employee benefits                            54,493   59,327   58,863
Occupancy                                    58,064   53,505   50,229
Equipment                                    49,281   45,948   41,173
Professional services                        48,941   32,560   29,369
Telephone and telecommunications             25,426   20,863   16,362
Postage and courier charges                  19,063   18,559   16,357
Amortization of goodwill and core deposit
 intangibles                                 19,928   19,900   19,152
Merger related charges                       26,000   24,993       --
Other                                       137,952  125,724  107,325
                                           -------- -------- --------
Total other expenses                       $765,879 $703,603 $613,732
                                           ======== ======== ========

  SALARIES AND EMPLOYEE BENEFITS

Salaries and employee benefits represent the largest category of non-interest expense. These personnel costs increased by $19.7 million in 1999 and $27.8 million in 1998 primarily due to growth and expansion of OKMC, and increased staffing of the Investment and Insurance Services line of business. In addition, during 1999, Old Kent shifted a greater portion of its compensation to a "pay for performance" sales incentive based structure. This shift had a favorable influence on total revenues as discussed above. Old Kent measures its staff size in terms of full-time equivalent ("FTE") employees. Full-time equivalency expresses staff size by translating the efforts of part-time employees and over-time hours into the equivalent efforts of full-time employees.

  OCCUPANCY AND EQUIPMENT EXPENSE

Occupancy expense increased by $4.6 million, or 8.5%, in 1999 due primarily to the geographic expansion of OKMC. Occupancy expense increased by $3.3 million, or 6.5%, in 1998 due to the effect of OKMC business acquisitions. The table below summarizes occupancy expense for the years indicated:


Occupancy expense for the year    1999 over
(dollars in thousands)              1998     1999    1998    1997
-------------------------------------------------------------------
Banking                              $662   $44,191 $43,529 $43,222
Mortgage banking                    4,046    12,574   8,528   6,076
Insurance, leasing and brokerage     (149)    1,299   1,448     931
                                   ------   ------- ------- -------
Total occupancy expense            $4,559   $58,064 $53,505 $50,229
                                   ======   ======= ======= =======


Equipment expense increased by approximately $3.3 million in 1999 as compared to the prior year. This increase includes the effects of expansion by OKMC. It also reflects the effects of changes in Old Kent's retail delivery system. Old Kent increased its use of ATMs and other technology based delivery mechanisms (such as telecommunications based services) as a means of improving and expanding retail service access.

  PROFESSIONAL SERVICES

Expenses related to professional services increased to $48.9 million, or 50.3%, from 1998 to 1999. The increase was primarily related to outside support in the origination and servicing of mortgage loans, a decision to outsource maintenance and processing of the Corporation's trust system and technology support related to the Corporation's year 2000 remediation.

  MERGER-RELATED CHARGES

During the third quarter of 1999, Old Kent recognized $17.6 million of after-tax, merger-related charges which had the effect of reducing diluted earnings per share by $.13. On a pre-tax basis, the charges consisted of: transaction costs of $2.0 million; employment charges of $11.8 million, primarily related to reduction of redundant staffing; and $12.2 million mainly associated with contract cancellation costs and asset obsolescence for duplicate operations. During 2000, Old Kent recognized additional merger related charges associated with the acquisitions of Merchants Bancorp, Inc. and Grand Premier Financial, Inc.

During the fourth quarter of 1998, Old Kent recognized $19.7 million of after-tax, merger related charges which had the effect of reducing diluted earnings per share by $.13. On a pre-tax basis, the charges consisted of: transaction costs of $6.0 million; employment charges of $9.4 million, primarily related to reduction of redundant staffing; $9.6 million mainly associated with contract cancellation costs and asset obsolescence for duplicate operations; and a $3.5 million special loan loss provision to conform First Evergreen's credit review process and reserves to Old Kent's.

  YEAR 2000 READINESS DISCLOSURE

The Old Kent corporate compliance program was developed in 1995 and was a three phased project plan managed through a central Year 2000 project office. All three phases of the project have been successfully completed as scheduled. Old Kent has been operating successfully in the 2000 environment since December 31, 1999, with no material issues encountered.

Diagnosis, reprogramming, and other remedies were projected to result in expenditures of approximately $16 million over the four years ended December 31, 1999. Cumulative expenditures totaled $15.9 million for the four year period ended December 31, 1999.

  INCOME TAXES

The income tax provision was $149.5 million in 1999, $136.2 million in 1998, and $126.9 million in 1997. Income tax expense as a percentage of pre-tax income was 34.9% in 1999, 34.3% in 1998, and 33.9% in 1997.

OLD KENT COMMON STOCK

Old Kent Common Stock is traded on The New York Stock Exchange under the symbol OK. The following table sets forth the range of prices for Old Kent Common Stock for the periods indicated. Prices for periods prior to December 2, 1998, represent bid quotations on The NASDAQ Stock Market. Prices have been adjusted to reflect 5% stock dividends distributed in both 1999 and 1998.

                    1999          1998
                ------------- -------------
      Quarter    Low    High   Low    High
      -------   ------ ------ ------ ------
      1st       $37.64 $42.86 $31.10 $35.42
      2nd        38.10  44.62  32.33  35.79
      3rd        34.89  42.62  26.19  36.06
      4th        31.96  40.24  26.42  42.18

CASH DIVIDENDS

The Corporation has paid regular cash dividends every quarter since it was organized as a bank holding company in 1972. Including the history of Old Kent Bank and Trust Company prior to organization of its holding company, Old Kent has increased its cash dividends per share in each of the last 41 years. The following table summarizes the quarterly cash dividends paid to common shareholders over the past three years, adjusted for five percent stock dividends paid during the third quarter in 2000, and each of the past three years, and for a two-for-one stock split paid in December, 1997.




      Quarter    1999     1998     1997
      -------   ------   ------   ------
      1st       $0.181   $0.155   $0.140
      2nd        0.181    0.155    0.140
      3rd        0.190    0.164    0.146
      4th        0.210    0.181    0.155
                ------   ------   ------
      Total     $0.762   $0.655   $0.581
                ======   ======   ======

The earnings of Old Kent's subsidiary banks are the principal source of funds to pay cash dividends. Consequently, cash dividends are dependent upon the earnings, capital needs, regulatory constraints and other factors affecting each individual bank. The Corporation continued to declare and pay regular quarterly cash dividends on its common shares in 2000.

CAPITAL

At December 31, 1999, the Corporation's total equity was $1.5 billion, or 5.7%, less than the preceding year-end total. As shown in the accompanying onsolidated financial statements and described in Note 13 to the Consolidated Financial Statements, Old Kent repurchased stock in each of the last three years under authorizations which included reacquiring shares to reissue in connection with future stock dividends, employee stock plans, and certain other corporate purposes. These repurchases have favorably influenced earnings per share and return on average equity. The Corporation continued to repurchase its common stock in 2000, under the June, 1999, authorization cited in Note
13 to the Consolidated Financial Statements included in Exhibit 99.1 to this Form 8-K.

Statement of Financial Accounting Standard ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115"), requires that the "after-tax" unrealized gain or loss on securities available-for-sale be carried as a separate component of comprehensive income. At December 31, 1999 this after-tax loss was $118.4 million compared to a gain of $7.0 million on December 31, 1998. Market values of securities, particularly those that are of longer terms, and which have fixed rates of interest, are subject to price volatility depending upon changes in interest rates. Under SFAS 115, total shareholders' equity will be subject to favorable or unfavorable influences of the financial markets on the fair values of securities available-for-sale.

Under the risk-based capital regulations presently in effect for banks and bank holding companies, minimum capital levels are based on the perceived risk of various asset categories, and certain off-balance sheet instruments, such as loan commitments and letters of credit. Banks and bank holding companies are required to maintain certain minimum ratios. As shown in Note 23 to the Consolidated Financial Statements, at December 31, 1999, ratios of Old Kent and its subsidiary banks exceeded the regulatory guidelines to be considered "well capitalized" for regulatory purposes. At December 31, 1999, the ratio of total shareholders' equity to total assets was 7.2% compared to 7.5% one year earlier.

The Corporation has generally financed its growth through the retention of earnings and the issuance of long-term debt. It is expected that future growth can be financed through internal earnings retention, additional long-term debt offerings, or the issuance of additional common or preferred stock or other capital instruments.


LIQUIDITY AND MARKET RISK MANAGEMENT

  LIQUIDITY

Old Kent manages its liquidity to ensure that funds are available to each of its banks to satisfy the cash flow requirements of depositors and borrowers and to ensure that the Corporation's own cash requirements are met. Old Kent maintains liquidity by obtaining funds from several sources.

Old Kent's most readily available source of liquidity is its investment portfolio. Old Kent's securities available-for-sale, which totaled $3.2 billion at December 31, 1999, represent a highly accessible source of liquidity. The Corporation's portfolio of securities held-to-maturity, which totaled $609 million at December 31, 1999, provides liquidity from maturities and amortization payments. The Corporation's mortgages held-for-sale provide additional liquidity. These loans represent recently funded home mortgage loans that are being prepared for delivery to investors, which generally occurs within thirty to ninety days after the loan has been funded.


Depositors within Old Kent's defined markets are another source of liquidity. Core deposits (demand, savings, money market, and consumer time deposits) totaled $14.4 billion at December 31, 1999. These same markets offer additional liquidity in the form of large deposit instruments and other equivalent non-deposit products. Additionally, Old Kent Bank may access the federal funds markets or utilize collateralized borrowings.

The national capital markets represent a further source of liquidity to Old Kent. Old Kent filed three shelf registrations, which are intended to permit Old Kent to raise capital through sales of additional securities with a relatively short lead time. A $250 million shelf registration registers common stock, preferred stock, depository shares, debt securities, and warrants for future sale. A second shelf registration registers an additional $200 million of trust preferred securities for future sale. The proceeds of any issuance will be for general corporate purposes, which may include reducing debt and repurchasing common stock. The third shelf registration was filed to register
2.5 million shares of common stock to use in future small, stock-based acquisitions.

Old Kent Bank has implemented a bank note program which permits it to issue up to $2.0 billion of short-term and medium-term notes. This program is intended to enhance liquidity by enabling Old Kent Bank to sell its debt instruments in the public markets in the future without the delays which would otherwise be incurred. As shown in Note 10 to the Consolidated Financial Statements included in Exhibit 99.1 to this Form 8-K, there were $500 million of bank notes outstanding at December 31, 1999.

      CREDIT RATINGS AT DECEMBER 31,    THOMSON          STANDARD
      1999                             BANKWATCH MOODY'S & POOR'S
      ------------------------------   --------- ------- --------
      OLD KENT FINANCIAL CORPORATION:
        Issuer                             A/B      --       --
        Short-term                       TBW-1      --       --
        Long-term senior debt               --      A2       --
        Long-term subordinated debt         A+      A3       A-
      OLD KENT BANK:
        Short-term                       TBW-1     P-1      A-1
        Long-term senior debt              AA-      A1        A

      OLD KENT CAPITAL TRUST I:             --    "a2"     BBB+

Federal and state banking laws place certain restrictions on the amount of dividends and loans which a bank may make to its parent company. Such restrictions have not had, and are not expected to have, any material effect on the Corporation's ability to meet its cash obligations.

  MARKET RISK MANAGEMENT

Old Kent faces market risk to the extent that the fair values of its financial instruments are affected by changes in interest rates, foreign currency exchange rates, commodity prices, equity prices, or other market factors. The Corporation's market risk exposure is mainly comprised of its sensitivity to interest rate risk. The Corporation is sensitive, in various categories of assets, liabilities and off-balance sheet positions, to changes in prevailing rates in the U.S. for the prime rate, mortgage rates, U.S. Treasury rates and various money market indices. The asset/liability management discipline as applied at Old Kent seeks to limit the volatility of both earnings and the value of capital that can result from changes in market interest rates. This is accomplished by matching asset and liability principal balances that re-price and mature, estimating how administered rates adjust, simulating business results under varying interest rate scenarios, and estimating the change in the net present value of the Corporation's assets, liabilities, and off-balance sheet instruments due to interest rate changes. Principal maturities and re-pricing profiles are monitored through static gap analysis, business results are simulated, and the net present value of the Corporation's financial instruments is estimated through computer modeling. These different measurement techniques offer complementary information to assist management to better understand and mitigate the possible negative impact that interest rate changes can have on the Corporation.

Virtually all of the Corporation's financial instruments have been entered into for non-trading purposes. The Corporation held no securities in its trading account as of December 31, 1999 and only occasionally warehouses securities in this account for re-sale to customers or for liquidation. Accordingly, the Corporation does not consider the market risk of its trading portfolio to be material. The Corporation's foreign exchange activities are primarily limited to fixing forward currency settlements for customers and then offsetting those positions with approved counterparties. Since the customer forward settlements are fully offset with counterparty contracts, the Corporation does not consider the market risk of its foreign exchange activities to be material.

STATIC GAP ANALYSIS: The management of interest rate sensitivity includes monitoring the maturities and re-pricing opportunities of interest-earning assets and interest-bearing liabilities. The following table summarizes the interest rate re-pricing gaps for selected maturity periods as of December 31, 1999:

                          0-30    31-90    91-180    181-365    1-5    Over 5
(IN MILLIONS)             Days    Days      Days      Days     Years   Years   Total
-------------------------------------------------------------------------------------
Non-loan interest-
 earning assets             $89     $118      $187      $297   $1,779  $1,507  $3,977
Loans                     4,808    1,049       591     1,184    5,444   1,727  14,803
                         ------  -------   -------   -------   ------  ------  ------
Total interest-earning
 assets                   4,897    1,167       778     1,481    7,223   3,234  18,780
                         ------  -------   -------   -------   ------  ------  ------
Savings & money market
 accounts*                1,173    1,280        36        71      438   3,149   6,147
Domestic time deposits      983    1,464     1,671     1,823    1,178      66   7,185
Foreign time deposits       105       --        --         5       --      --     110
Purchased funds and
 long-term debt           2,028      246        87        41      305     317   3,024
                         ------  -------   -------   -------   ------  ------  ------
Total interest-bearing
 liabilities              4,289    2,990     1,794     1,940    1,921   3,532  16,466
                         ------  -------   -------   -------   ------  ------  ------
Interest-earning assets
 less interest-bearing
 liabilities                608   (1,823)   (1,016)     (459)   5,302    (298)  2,314
Impact of interest rate
 swaps                     (425)    (195)      200       200      220      --      --
                         ------  -------   -------   -------   ------  ------  ------
Asset (liability) gap      $183  $(2,018)    $(816)    $(259)  $5,522   $(298) $2,314
Cumulative asset gap       $183  $(1,835)  $(2,651)  $(2,910)  $2,612  $2,314
Cumulative gap as a
 percentage of
 cumulative earning
 assets                     3.7%   (30.3)%   (38.7)%   (35.0)%   16.8%   12.3%

--------
* (THE PLACEMENT OF INDETERMINATE MATURITY DEPOSITS ON THE GAP ANALYSIS REPRESENTS AN ALLOCATION OF 19% OF THE BALANCES TO THE 0-30 DAYS PERIOD, 21% TO THE 31-90 DAYS PERIOD, 1% TO THE 91-180 DAYS PERIOD, 1% TO THE 181-365 DAYS PERIOD, 7% TO THE 1-5 YEARS PERIOD, AND 51% TO THE OVER 5 YEARS PERIOD EVEN THOUGH THESE DEPOSITS ARE PAYABLE ON DEMAND.

  THIS DISTRIBUTION IS BASED ON HISTORICAL ANALYSES OF THE AMOUNT BY WHICH THE RATES PAID ON THESE DEPOSITS CHANGED AS ALTERNATIVE MARKET RATES CHANGED, AND ON THE ESTIMATED SENSITIVITY OF BALANCES TO CHANGES IN SUCH ALTERNATIVE MARKET RATES.)

Total interest-earning assets exceeded interest-bearing liabilities by $2.3 billion at December 31, 1999. This difference was funded through non-interest-bearing liabilities and shareholders' equity. The above table shows that total liabilities maturing or re-pricing within one year exceed assets maturing or re-pricing within one year by $2.9 billion. However, the re-pricing and cash-flows of certain categories of assets and liabilities are subject to competitive and other influences that are beyond the control of Old Kent. As a result, certain assets and liabilities indicated as maturing or re-pricing within a stated period may, in fact, mature or re-price in other periods or at different volumes.

SIMULATION: Old Kent recognizes the limitations of static gap analysis as a tool for managing its interest rate risk. Old Kent also uses a computer-based earnings simulation model to estimate the effects of various interest rate environments on the balance sheet structure and net interest income. These simulation techniques involve changes in interest rate relationships, asset and liability mixes, and prepayment options inherent in financial instruments, as well as interest rate levels in order to quantify risk. The Corporation's sensitivity is estimated by first forecasting the next twelve months of net interest income under an assumed environment of constant market interest rates. Next, immediate parallel interest rate shocks are constructed in the model. These rate shocks reflect changes of equal magnitude to all market interest rates. The Corporation's next twelve months of net interest income are then forecast under each of the rate shock scenarios. The resulting change in net interest income is an indication of the sensitivity of the Corporation's earnings to directional changes in market interest rates. This model is based solely on parallel changes in market rates and does not reflect the levels of interest rate risk that may arise from other factors such as changes in the spreads between key market rates or in the shape of the Treasury yield curve. The net interest income simulation model includes both on-balance sheet loan, investment, deposit, and debt instruments as well as off-balance sheet interest rate swaps.

The Corporation's forecasted net interest income sensitivity is monitored by the corporate Asset/Liability Committee which has established limits in the interest rate risk limit policy. Throughout 1999, the forecasted exposure was within the Corporation's established policy limits.

Net Interest Income Sensitivity: Change vs. Projected Results under Constant
Rates

YEAR-END 1999 12 MONTH PROJECTION

                                                                         ALCO
RATE SHOCK AMOUNT:                 (2.00)% (1.00)% 0.00% 1.00%  2.00%   POLICY
------------------                 ------- ------- ----- ------ ------ --------
Percent change in net interest       1.3%   1.0%     --  (1.5)% (2.8)% (10.00)%
 income vs. constant rates

YEAR-END 1998 12 MONTH PROJECTION
                                                                         ALCO
RATE SHOCK AMOUNT:                 (2.00)% (1.00)% 0.00% 1.00%  2.00%   POLICY
------------------                 ------- ------- ----- ------ ------ --------
Percent change in net interest      (.5)%    .1%     --   (.7)% (1.6)% (10.00)%
 income vs. constant rates

Note: The Year-End 1998 Net Interest Income Sensitivity Profile has not been restated to include Grand Premier. The required data was not available and it was impracticable to re-create the analysis for that entity.

An important component of Old Kent's management of interest rate risk is the Corporation's use of interest rate swaps. At December 31, 1999 the total notional amount (the amount used to calculate interest) of outstanding interest rate swap agreements used to manage interest rate risk was $1.4 billion. For 1999 and 1998, Old Kent's interest rate swaps increased net interest income by approximately $6.8 million and $5.1 million respectively. This improved the Corporation's net interest margin by .04% in 1999 and by .03% in 1998. The following table presents information regarding swap activity during 1999:


SWAP ACTIVITY

                            12/31/98          Matured or New Swap 12/31/99
(In millions)               Notional Called   Cancelled  Notional Notional
--------------------------------------------------------------------------
Receive fixed/pay floating   $819.9  $(100.0)  $(200.0)   $510.0  $1,029.9
Receive floating/pay fixed     60.0      0.0     (50.0)    400.0     410.0
                             ------  -------   -------    ------  --------
                             $879.9  $(100.0)  $(250.0)   $910.0  $1,439.9
                             ======  =======   =======    ======  ========

SWAP MATURITY PROFILE

Notional amounts of swaps are scheduled to mature as follows:

(in millions)                2000   2001   2002   2003  2004+  Total
----------------------------------------------------------------------
Receive fixed/pay floating  $400.0 $194.9 $425.0  $  -- $10.0 $1,029.9
Receive floating/pay fixed      --  210.0  100.0  100.0    --    410.0
                                                              --------
                                                              $1,439.9
                                                              ========

The weighted average interest rates for the above swap portfolio are summarized as follows:

                             At December     At December
                              31, 1999        31, 1998
                            -------------   -------------
                            Receive  Pay    Receive  Pay
                             Rate   Rate     Rate   Rate
                            ------- -----   ------- -----
Receive fixed/pay floating   6.71%  6.68%    6.34%  5.30%
Receive floating/pay fixed   5.48%  5.99%    5.30%  5.54%

ECONOMIC VALUE OF EQUITY: As part of the Corporation's asset/liability management process, quarterly estimations are conducted that measure the net present value of Old Kent's current financial instruments--also referred to as the economic value of equity. The process involves estimating the principal and interest cash flows for all financial instruments and then discounting those cash flows back to their present value using discount rates for products of similar duration and credit quality. The economic value of equity is defined as the Corporation's book equity plus the net present value of the asset, liability, and off-balance sheet instruments. The measurement is first conducted under an assumed environment of unchanged market interest rates. Next, net present value measurements are conducted under various levels of parallel market interest rate shocks. The resulting change in economic value of equity under rate shocks is an indication of the fair value variability of the Corporation's financial instruments as of the reporting date.

The economic value of equity model includes both on-balance sheet loan, investment, mortgage servicing rights, deposit, and debt instruments as well as off-balance-sheet interest rate swaps, Treasury futures and options, mortgage forward sales contracts, and mortgage options. The cash flows for instruments containing options are adjusted to reflect expected results under each rate shock scenario. Those adjustments are made by considering both the specific terms of certain instruments (e.g. callable bonds) and market consensus forecasts about specific asset classes (e.g. mortgage-backed securities). This measure does not reflect the impact of new financial instruments or of changes in loan production volume that would be expected to occur as interest rates change. For example, management believes that lower market interest rates would significantly increase mortgage production volume and income, more than offsetting any decrease in the value of mortgage servicing rights that is reflected in the economic value of equity measure below.

The magnitude of the change in the economic value of equity is monitored by the corporate Asset/Liability Committee which has established limits in the interest rate risk limit policy. Throughout 1999, the estimated variability of the economic value of equity was within the Corporation's established policy limits.

                         Economic Value of Equity
             Sensitivity Change vs. Results under Constant Rates

YEAR-END 1999 ECONOMIC VALUE OF EQUITY PROFILE

                                                                      ALCO
Rate Shock Amount:                              (2.00)% 0.00% 2.00%  Policy
------------------                              ------- ----- ------ -------
Static Economic Value of Equity Change           (.8)%    --  (9.1)% (16.0)%

YEAR-END 1998 ECONOMIC VALUE OF EQUITY PROFILE
                                                                      ALCO
Rate Shock Amount:                              (2.00)% 0.00% 2.00%  Policy
------------------                              ------- ----- ------ -------
Static Economic Value of Equity Change          (9.4)%    --  (1.9)% (16.0)%

Note: The Year-End 1999 Economic Value of Equity Profile has not been restated to include Merchants Bancorp and Grand Premier Financial. The required data was not available and it was impracticable to re-create the analysis for those entities. The Year-End 1998 Economic Value of Equity Profile has not been restated to include Merchants, Grand Premier, CFSB and Pinnacle. The required data was not available and it was impracticable to re-create the analysis for those entities.

The Corporation's projected net interest income sensitivity and economic value of equity sensitivity both indicate a slightly greater exposure to an upward 2.00% rate shock at December 31, 1999 than at December 31, 1998. This is primarily due to three factors that developed throughout 1999. First, most of the Corporation's loan growth occurred in fixed rate products. Second, customers shifted a larger portion of their deposit dollars into accounts that are more sensitive to changes in interest rates. Third, the forecasted prepayment speeds for the corporation's mortgage-related assets were lowered as market rates rose and re-finance activity slowed. These three factors combined to lengthen the maturity and re-pricing sensitivity of assets and to shorten the re-pricing sensitivity of liabilities. Management partially offset this trend by cancelling existing pay floating swaps, entering new pay fixed swaps, and increasing its medium-term fixed rate borrowings from the Federal Home Loan Bank.

Despite the above change in the Corporation's interest rate risk profile, the estimated sensitivity as of December 31, 1999 is well within approved policy limits and is not believed to represent a material exposure to interest rate risk.

  SECURITIES HELD-TO-MATURITY

Securities held-to-maturity are purchased with the intent and ability to hold for long-term investment for the purpose of generating interest income over the lives of the investments. Thus, they are carried on the books at cost, adjusted for amortization of premium and accretion of discount.

  SECURITIES AVAILABLE-FOR-SALE

Securities available-for-sale include those securities which might be sold as part of Old Kent's management of interest risk, in response to changes in interest rates, prepayment or credit risk, or due to a desire to increase capital measures or liquidity. These assets are carried on the balance sheet at their estimated fair values, with corresponding (after-tax) valuation adjustments included as a component of shareholders' equity. Premiums and discounts are amortized over the estimated lives of the related securities.

In 1999, net gains on the sale of securities were $7.9 million. This compares to net gains of $37.2 million in 1998 and $16.8 million in 1997. The primary sources of these gains were the activities of merged affiliates. As previously noted, the mergers were accounted for as poolings-of-interests transactions and all periods have been restated to reflect these business combinations.

  SOURCES AND USES OF FUNDS TRENDS

As shown on the Consolidated Balance Sheets set forth in Exhibit 99.1, total assets at December 31, 1999, were $20.6 billion, down by $548.4 million, or 2.6%, from the preceding year-end. In general, Old Kent's management relies more on the use of daily average balances, than on balances at a period end, to analyze trends. Old Kent's Average Consolidated Balance Sheet for the last five years appears earlier in this Exhibit 99.3. Information contained in that statement was the basis for the summarized trends in sources and uses of funds appearing below.

                                    1999                      1998
                          ------------------------- --------------------------
                                      Increases                  Increases
                                     (Decreases)                (Decreases)
                           Average  ---------------  Average  ----------------
(dollars in millions)      Balance  Amount  Percent  Balance  Amount   Percent
------------------------- --------- ------  ------- --------- -------  -------
Funding Uses:
  Loans                   $12,702.2 $960.5     8.2% $11,741.7 $ (75.9)   (6.4)%
  Mortgages held-for-sale   1,595.8 (156.4)   (8.9)   1,752,2   849.0    94.0
  Taxable securities        3,714.6 (684.1)  (15.6)   4,398.7  (203.1)   (4.4)
  Tax-exempt securities       737.9  150.6    25.6      587.3    57.5    10.9
  Interest-earning
   deposits                    13.0   (7.0)  (35.0)      20.0    (3.3)  (14.2)
  Federal funds sold and
   resale agreements           92.8   (7.4)   (7.4)     100.2   (43.0)  (30.0)
  Trading account
   securities                  30.1   16.5   121.3       13.6    (7.9)  (36.7)
                          --------- ------          --------- -------
Total Uses                $18,886.4 $272.7    1.5%  $18,613.7  $573.3     3.2%
                          ========= ======          ========= =======

Funding Sources:
  Demand deposits          $2,362.8  $44.8     1.9%  $2,318.0  $219.1    10.4%
  Savings deposits          6,210.8  628.4    11.3    5,582.4   928.8    20.0
  Time deposits:
    Negotiable              1,314.9  126.5    10.6    1,188.4  (414.6)  (25.9)
    Foreign                    75.2   37.8   101.1       37.4    (1.4)   (3.6)
    Consumer                6,018.6 (483.0)   (7.4)   6,501.6  (483.0)   (6.9)
  Federal funds purchased
   and repurchase
   agreements               1,017.9  (34.1)   (3.2)   1,052.0   224.0    27.1
  Other borrowed funds      1,554.8   96.0     6.6    1,458.8   282.2    24.0
  Long-term debt              200.0     --      --      200.0     8.2     4.3
  Other                       131.4 (143.7)  (52.2)     275.1  (190.0)  (40.8)
                          --------- ------          --------- -------
Total Sources             $18,886.4 $272.7     1.5% $18,613.7  $573.3     3.2%
                          ========= ======          ========= =======

During 1999, loans averaged $12.7 billion, an increase of 8.2% over 1998. The primary funding source to accommodate this growth was a reduction of securities balances as well as higher demand and savings deposit balances.

Lower interest rates over the years preceding 1995 had an effect on the relative mix in Old Kent's core deposits. During these periods of lower rates, consumer time deposits grew to become a proportionally greater component of average core deposits as shown in the table below. However, since 1997, higher yielding rates were paid on our savings products as rates on consumer time deposits fell. This had the effect of increasing the percentage of savings deposits while the proportion of consumer time products fell.

QUARTERLY FINANCIAL DATA

The following is a summary of selected quarterly results of operations for the years ended December 31, 1999 and 1998:

                                     Three Months Ended
                             -----------------------------------
1999                         March 31 June 30  Sept. 30 Dec. 31
----                         -------- -------- -------- --------
                              (dollars in thousands, except per
                                         share data)
Interest income              $357,987 $360,580 $369,941 $372,855
Net interest income           186,820  192,595  198,968  194,735
Provision for credit losses     8,196    5,964    8,358   12,870
Income before income taxes    113,917  112,267   91,068  111,328
Net income                     74,479   72,416   58,985   73,238
Basic earnings per share         $.53     $.52     $.42     $.53
Diluted earnings per share       $.52     $.51     $.42     $.53


                                     Three Months Ended
                             -----------------------------------
1998                         March 31 June 30  Sept. 30 Dec. 31
----                         -------- -------- -------- --------
                              (dollars in thousands, except per
                                         share data)
Interest income              $371,395 $367,286 $360,113 $367,436
Net interest income           185,776  182,908  183,618  187,902
Provision for credit losses    17,261   13,248   10,007   12,414
Income before income taxes     98,305  104,730  119,769   74,486
Net income                     64,619   68,388   78,544   49,586
Basic earnings per share         $.44     $.47     $.56     $.35
Diluted earnings per share       $.43     $.46     $.56     $.35

As discussed in Note 2 to the Financial Statements, Old Kent completed the mergers of Merchants on February 11, 2000, Grand Premier on April 1, 2000, Pinnacle on September 3, 1999, CFSB on July 9, 1999, and First Evergreen on October 1, 1998. These mergers were accounted for as poolings-of-interests transactions, and the applicable data in the tables above has been restated to reflect these business combinations. During the third quarter of 1999, Old Kent recognized $17.6 million of after-tax charges related to the mergers with CFSB and Pinnacle. Excluding these charges, net income for the quarter would have been $70.4 million, and diluted earnings per share would have been $.13 higher. During the fourth quarter of 1998, Old Kent recognized $19.7 million of after-tax charges related to the merger with First Evergreen. Excluding these charges, net income for the quarter would have been $63.6 million, and diluted earnings per share would have been $.13 higher. Also discussed in Note 2 to the Financial Statements set forth in Exhibit 99.1 to this Form 8-K, Old Kent recognized $43.6 million in charges related to the mergers with Merchants and Grand Premier during the first and second quarters of 2000.